EXHIBIT 99.1

United Development Funding IV Reports Fourth Quarter and Fiscal Year 2014 Financial Results

Fourth Quarter 2014 Highlights – as compared to the fourth quarter 2013:

•	Net interest income after provision for loan losses increased 15% to $17.1 million
•	Net income increased 56% to $13.6 million
•	Earnings per share increased 63% to $0.44
•	Net investments in loan participation interests and notes receivable increased 20% to $609.6 million

Fiscal Year 2014 Highlights – as compared to the prior year:

•	Net interest income after provision for loan losses increased 40% to $66.5 million
•	Net income increased 71% to $50.1 million
•	Earnings per share increased 48% to $1.60
•	UDF IV shares began trading on The NASDAQ Global Select Market (NASDAQ) on June 4, 2014 under the ticker UDF
•	UDF IV completed a tender offer of $35 million for approximately 1.7 million shares at $20.50 per share in July 2014

Grapevine, TX, March 3, 2015 – United Development Funding IV ("UDF IV" or the “Trust”) (NASDAQ: UDF) today reported net interest income after provision for loan losses for the fourth quarter ended December 31, 2014, of $17.1 million, an increase of 15% as compared to $14.8 million in the fourth quarter ended December 31, 2013. Net income for the fourth quarter was $13.6 million, or $0.44 per share, an increase of 56% as compared to $8.7 million, or $0.27 per share, for the fourth quarter ended December 31, 2013.

Net interest income after provision for loan losses for the fiscal year ended December 31, 2014, was $66.5 million, an increase of 40% as compared to $47.7 million in fiscal year 2013. Net income for fiscal year 2014 was $50.1 million, or $1.60 per share, an increase of 71% as compared to $29.3 million, or $1.08 per share, in fiscal year 2013.

The quarter and fiscal year ended December 31, 2014, included approximately $4,000 and $5.1 million, respectively, of costs associated with listing the Trust’s shares on NASDAQ and the related tender offer. Fiscal year 2014 also included a $3.2 million reduction in general and administrative expense – related parties from the reversal of an accrued liability for acquisition and origination fees that will no longer be paid to the Trust’s advisor.

The portfolio of loan participation interests and notes receivable, net of the provision for loan losses and unamortized commitment fees, increased 20% to $609.6 million (131 loans) at December 31, 2014, from $508.5 million (114 loans) a year ago. The net debt to total capitalization ratio (calculated as debt less cash, divided by debt less cash plus equity) at December 31, 2014, was 21.7%. The Trust’s target range for this ratio is 30% to 35%.

During the third quarter of fiscal year 2014 and in conjunction with listing its shares on NASDAQ, the Trust completed a tender offer of $35 million for approximately 1.7 million of its common shares of beneficial interest at $20.50 per share.

On November 17, 2014, the Trust announced it would pay a special distribution of $0.04 per share on February 4, 2015 to shareholders of record at the close of business on November 28, 2014. On January 5, 2015, the Trust announced that it would pay monthly distributions of $0.1367 per share on January 26, February 25 and March 25, 2015, to shareholders of record at the close of business on January 15, February 13 and March 13, 2015, respectively. The special distribution and the January and February monthly distributions were subsequently paid as announced.

The Trust expects to earn between $1.80 and $1.90 per share for fiscal 2015, and expects to declare distributions of approximately $1.75 per share in fiscal 2015.

The Trust will host a conference call today (Tuesday, March 3, 2015) at 11:00 a.m. Eastern time. The dial-in number is 1-866-312-7299, and the call will also be webcast from the Trust’s website at www.udfiv.com. A replay of the call will be available after 2:00 p.m. ET on March 3, 2015 at 1-877-344-7529, access code 10059879. The replay will also be available from the Trust’s website at www.udfiv.com through midnight ET on March 11, 2015.

Hollis M. Greenlaw, CEO and Chairman, said, “Fiscal year 2014 was an exciting year in which we demonstrated our ability to grow our earnings and our distributions. We achieved our leverage guidance, resulting in significant year-over-year growth in our lending portfolio and our profitability. Our guidance for 2015 reflects our ability to continue to grow our earnings and distributions.

“We see significant opportunities to increase our lending and investment portfolio during this gradual residential housing recovery.  The majority of our lending portfolio is in Texas, with 67% in the Dallas/Fort Worth market. During 2014, we expanded our lending presence to Florida, North Carolina and South Carolina, and we expect to increase our presence in those markets in 2015.”

About United Development Funding IV

United Development Funding IV is a publicly traded Maryland real estate investment trust listed on The NASDAQ Global Select Market. UDF IV was formed primarily to generate current interest income by investing in secured loans and producing profits from investments in residential real estate. Additional information about UDF IV can be found on its website at www.udfiv.com. UDF IV may disseminate important information regarding its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Important Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may relate to anticipated financial performance, business prospects, outcome of regulatory proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that we expect, believe or anticipate will exist or may occur in the future, are forward-looking statements. These forward-looking statements are based on management's current intents, beliefs, expectations and assumptions and on information currently available to management that are subject to risks and uncertainties, many of which are outside of our control, and could cause future events or results to be materially different from those stated or implied in these forward-looking statements. Words such as "may," "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "would," "could," "should" and variations of these words and similar expressions are intended to identify forward-looking statements.

Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. We caution you not to place undue reliance on forward-looking statements, which reflect our management's view only as of the date of this press release. We undertake no obligation to update or revise any forward-looking statements made by us or on our behalf to reflect changed assumptions, the occurrence of unanticipated events or changes as a result of new information, future developments, subsequent events or circumstances or otherwise.  Factors that could cause actual results to differ materially from any forward-looking statements include but are not limited to:  changes in general economic conditions, the real estate market and the credit market; increases in development costs that may exceed estimates; development delays; increases in interest rates or decreases in residential lot take down or purchase rates; our borrowers' inability to sell residential lots; potential need to fund development costs not completed by the initial borrower or other capital expenditures out of operating cash flows; economic fluctuations in Texas, where our investments are geographically concentrated; retention of our senior management team; changes in property taxes; legislative and regulatory changes, including changes to laws governing the taxation of REITs; the availability of capital and financing; restrictive covenants in our credit facilities; and our ability to remain qualified as a REIT.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, in our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2014, June 30, 2014 and September 30, 2014 and in subsequent filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Contact:

Stacey Dwyer

United Development Funding IV

sdwyer@umth.com

Ph: 817-835-0650

UNITED DEVELOPMENT FUNDING IV

CONSOLIDATED BALANCE SHEETS

	December 31, 2014 (Unaudited)	December 31, 2013
Assets
Cash and cash equivalents	$30,481,912	$33,565,191
Restricted cash	7,048,976	2,385,535
Accrued interest receivable	18,098,976	12,747,047
Accrued receivable - related parties	3,343,867	2,607,292
Loan participation interest - related parties, net	40,658,253	32,909,958
Notes receivable, net	508,435,988	444,720,197
Notes receivable - related parties, net	60,497,391	30,854,000
Lot inventory	10,621,316	8,236,953
Other assets	2,966,105	2,836,044

Total assets	$682,152,784	$570,862,217

Liabilities and Shareholders' Equity
Liabilities:
Accrued liabilities	$5,518,861	$3,241,009
Accrued liabilities - related parties	1,228,028	3,339,143
Distributions payable	1,224,956	2,653,450
Notes payable	50,000,000	-
Lines of credit	120,238,340	30,519,056
Total liabilities	178,210,185	39,752,658

Shareholders' equity:
Shares of beneficial interest; $.01 par value; 400,000,000 shares authorized;
32,657,880 shares issued and 30,627,427 shares outstanding at December 31, 2014, and
32,115,232 shares issued and 31,902,325 shares outstanding at December 31, 2013	326,578	321,152
Additional paid-in-capital	572,077,700	562,442,028
Accumulated deficit	(27,059,893)	(27,395,968)
Shareholders' equity before treasury stock	545,344,385	535,367,212
Less: Treasury stock, 2,030,453 shares at December 31, 2014 and 212,907 shares
at December 31, 2013, at cost	(41,401,786)	(4,257,653)
Total shareholders' equity	503,942,599	531,109,559

Total liabilities and shareholders' equity	$682,152,784	$570,862,217

UNITED DEVELOPMENT FUNDING IV

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013

Interest income:
Interest income	$17,087,108	$13,421,363	$64,315,170	$42,996,635
Interest income - related parties	3,166,330	2,112,474	10,457,047	7,766,463
Total interest income	20,253,438	15,533,837	74,772,217	50,763,098

Interest expense:
Interest expense	2,481,558	92,365	5,367,115	1,044,293

Net interest income	17,771,880	15,441,472	69,405,102	49,718,805
Provision for loan losses	709,470	632,362	2,924,077	2,062,253
Net interest income after provision for loan losses	17,062,410	14,809,110	66,481,025	47,656,552

Noninterest income:
Commitment fee income	725,302	548,428	3,000,907	1,429,477
Commitment fee income - related parties	112,173	46,354	285,624	190,171
Lot inventory sales income	2,969,000	585,000	9,833,137	780,000
Total noninterest income	3,806,475	1,179,782	13,119,668	2,399,648

Noninterest expense:
Management fees - related party	2,447,880	2,508,550	10,077,226	8,162,057
Lot inventory sales cost	2,969,000	585,000	9,833,137	780,000
Listing expenses	4,131	-	5,119,360	-
General and administrative	1,444,539	524,278	5,379,472	1,813,936
General and administrative - related parties	430,810	3,686,225	(945,584)	9,958,988
Total noninterest expense	7,296,360	7,304,053	29,463,611	20,714,981

Net income	$13,572,525	$8,684,839	$50,137,082	$29,341,219

Net income per weighted average share outstanding	$0.44	$0.27	$1.60	$1.08

Weighted average shares outstanding	30,621,274	31,763,934	31,365,925	27,207,721

Distributions per weighted average share outstanding	$0.45	$0.41	$1.59	$1.66

UNITED DEVELOPMENT FUNDING IV

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Fiscal Year Ended December 31,
	2014	2013
Operating Activities
Net income	$50,137,082	$29,341,219
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	2,924,077	2,062,253
Amortization expense	1,517,363	723,923
Share-based compensation	660,544	-
Changes in assets and liabilities:
Accrued interest receivable	(6,228,341)	(5,620,968)
Accrued receivable - related parties	135,817	(485,493)
Other assets	(1,647,425)	(2,894,841)
Accrued liabilities	(306,706)	1,385,686
Net cash provided by operating activities	47,192,411	24,511,779

Investing Activities
Investments in loan participation interest - related parties	(20,862,996)	(16,075,092)
Principal receipts from loan participation interest - related parties	22,974,149	15,152,026
Investments in notes receivable	(229,844,264)	(316,406,945)
Principal receipts from notes receivable	146,141,794	107,003,521
Investments in notes receivable - related parties	(26,598,525)	(15,734,069)
Principal receipts from notes receivable - related parties	4,162,309	12,666,284
Investments in lot inventory	(9,786,217)	(7,215,263)
Proceeds from sales of lot inventory	7,875,297	624,780
Net cash used in investing activities	(105,938,453)	(219,984,758)

Financing Activities
Proceeds from issuance of shares of beneficial interest	-	272,879,903
Investor subscriptions receivable	-	1,137,357
Purchase of treasury shares	(37,058,319)	(1,708,607)
Proceeds from borrowings on lines of credit	113,380,837	30,579,818
Payments on lines of credit	(23,661,553)	(28,748,765)
Proceeds from notes payable	50,000,000	-
Payments on notes payable	-	(5,095,523)
Distributions, net of shareholders' distribution reinvestment	(42,334,761)	(27,696,712)
Restricted cash	(4,663,441)	(2,385,535)
Payments of offering costs	-	(35,309,772)
Deferred offering costs	-	5,050,715
Accrued liabilities - related parties	-	(2,890,567)
Net cash provided by financing activities	55,662,763	205,812,312

Net increase (decrease) in cash and cash equivalents	(3,083,279)	10,339,333
Cash and cash equivalents at beginning of year	33,565,191	23,225,858
Cash and cash equivalents at end of year	$30,481,912	$33,565,191

Supplemental Cash Flow Information:
Cash paid for interest	$4,761,891	$1,069,094

Supplemental Cash Flow Information - Non-Cash Activity:
Shareholders' distribution reinvestment	$8,894,740	$16,888,173
Lot inventory - earnest money	$473,443	$1,646,470
Assignment of loans	$17,062,602	$2,593,576